Exhibit 99.1
Terremark Secures Initial Financing to Pursue Expansion Strategy
Company to Secure Properties in Silicon Valley and the Washington D.C. Area and Begin Signing Customers
MIAMI—(BUSINESS WIRE)—Jan. 8, 2007—Terremark Worldwide, Inc. (AMEX:TWW) today announced that it has secured financing of $27.25 million from Credit Suisse to fund its previously announced expansion plans. The proceeds from this financing will allow the Company to secure two properties, one in Silicon Valley and one in the Washington D.C. area, and begin signing customer contracts for the new facilities. In addition, a portion of the proceeds will be used to build-out the remaining 10,000 square feet at its current Silicon Valley facility.
“We are excited to have this financing in place, which will allow us to move forward with our expansion strategy and leverage the significant customer demand we are seeing in these two markets,” said Manuel D. Medina, Chairman and CEO of Terremark Worldwide, Inc. “With this funding we can begin contracting with both new and current customers for the two facilities, which will provide a solid foundation to lower our cost of capital as we secure the balance of the financing.”
The financing is composed of 3 facilities, each having a maturity date of June 30, 2009. All interest under each facility will be payable in kind and will be due and payable in cash at maturity. The table below shows the details for each facility.

Facility	Amount	Initial Rate	Conversion
Subordinated Debt	$10,000,000	LIBOR + 8.0%	n/a
Convertible Debt	$4,000,000	0.50%	$8.14
Lease Commitment	$13,250,000	LIBOR + 5.5%	n/a
Approximately $8.0 million of the debt proceeds will be used to fund the final build-out of the existing facility in Silicon Valley and the remaining $6.0 million will be primarily used towards the development of the new facilities.
The $13.25 million under the lease commitment will be used towards the purchase of the new properties in Silicon Valley and the Washington D.C. area. Under the lease commitment, Credit Suisse will purchase each parcel of land and lease it to Terremark. Terremark maintains the option to purchase the properties from Credit Suisse at the original purchase price plus accrued interest.
In connection with this transaction, the Company agreed to a 1% increase in the interest rate of its senior secured notes in consideration for a six month acceleration of its prepayment premium. This increase is subject to a minimum amount of $300,000 and additional future rate increases that will not exceed 1%. The prepayment premium on the senior secured notes, which had been scheduled to reset on June 30, 2007, will immediately decrease to 5.0% from 7.5%.

Mr. Medina concluded, “We are very pleased to have Credit Suisse directly invest in our expansion and provide funding for this initial step in our financing plan. This liquidity and the lowered prepayment premium on our existing senior notes significantly increases our ability to improve our capital structure. We will begin working immediately on replacing this interim funding with permanent expansion financing.”
About Terremark Worldwide, Inc.
Terremark Worldwide, Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors. Terremark delivers its portfolio of services from seven locations in the U.S., Europe and Latin America and from four service aggregation and distribution locations, which aggregate network traffic and distribute network-based services in Europe and Asia to meet specific customer needs. Terremark’s flagship facility, the NAP of the Americas, is the model for the carrier-neutral Internet exchanges the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, colocation and managed services. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, 305-856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.
Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.
CONTACT: Terremark Worldwide, Inc., Miami
Jose Segrera, 305-860-7817
jsegrera@terremark.com
or
Market Street Partners
JoAnn Horne, 415-445-3233
joann@marketstreetpartners.com
SOURCE: Terremark Worldwide, Inc.